Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Intelsat S.A.:

We consent to the use of our report included herein and to the references to our firm under the headings “Selected Historical Consolidated Financial Data” and “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia

April 6, 2011